Exhibit 99.1

LAUREATE EDUCATION REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2022
Company Reports Strong New Enrollments and Increases Full-Year 2022 Guidance

MIAMI, November 3, 2022 (GLOBE NEWSWIRE) - Laureate Education, Inc. (NASDAQ: LAUR), which operates five universities across Mexico and Peru, today announced financial results for the third quarter and nine months ended September 30, 2022.

Third Quarter 2022 Highlights (compared to third quarter 2021):

•On a reported basis, revenue increased 12% to $301.0 million. On an organic constant currency basis1, revenue increased 11%.
•Operating income for the third quarter of 2022 was $56.3 million, compared to $35.1 million for the third quarter of 2021.
•Net income for the third quarter of 2022 was $31.0 million, compared to net income (including Discontinued Operations) of $360.1 million for the third quarter of 2021, which was primarily attributable to the gain on sale of Walden University.
•Adjusted EBITDA for the third quarter of 2022 was $72.8 million, compared to Adjusted EBITDA of $75.9 million for the third quarter of 2021. The decrease from the prior year quarter was primarily attributable to return-to-campus expenses and certain timing items.

Nine Months Ended September 30, 2022 Highlights (compared to nine months ended September 30, 2021):

•New enrollments increased 13%.
•Total enrollments increased 10%.
•On a reported basis, revenue increased 13% to $895.9 million. On an organic constant currency basis1, revenue increased 13%.
•Operating income for the nine months ended September 30, 2022 was $192.0 million, compared to $6.4 million for the nine months ended September 30, 2021, which included impairment charges of $67.2 million.
•Net income for the nine months ended September 30, 2022 was $29.9 million, compared to net income (including Discontinued Operations) of $166.0 million for the nine months ended September 30, 2021, which was primarily attributable to the gain on sale of Walden University, partially offset by a loss on debt extinguishment of $77.9 million, as a result of the full repayment of the senior notes.
•Adjusted EBITDA for the nine months ended September 30, 2022 was $244.1 million, compared to Adjusted EBITDA of $192.7 million for the nine months ended September 30, 2021.

Eilif Serck-Hanssen, President and Chief Executive Officer, said, “Our growth momentum continued in the third quarter with strong new enrollment trends in both Mexico and Peru during the intake cycles. Our proven operating model, market-leading brands, and commitment to academic quality, combined with our solid financial profile, position us well to continue to execute on our growth agenda.”

1 Organic constant currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items.

Third Quarter 2022 Results

For the third quarter of 2022, revenue on a reported basis was $301.0 million, an increase of $33.3 million, or 12%, compared to the third quarter of 2021, due primarily to higher enrollment. On an organic constant currency basis, revenue increased 11%. Operating income for the third quarter of 2022 was $56.3 million, compared to $35.1 million for the third quarter of 2021, an increase of $21.2 million. Net income for the third quarter of 2022 was $31.0 million, compared to net income (including Discontinued Operations) of $360.1 million for the third quarter of 2021, which was primarily attributable to the gain on sale of Walden University. Basic and diluted earnings per share for the third quarter of 2022 were $0.19.

Adjusted EBITDA for the third quarter of 2022 was $72.8 million, compared to Adjusted EBITDA of $75.9 million for the third quarter of 2021, a decrease of $3.1 million. The decrease from the prior year quarter was primarily attributable to return-to-campus expenses and certain timing items.

Nine Months Ended September 30, 2022 Results

New enrollments for the nine months ended September 30, 2022 increased 13%, compared to new enrollment activity for the nine months ended September 30, 2021, and total enrollments were up 10% compared to the prior-year period. New and total enrollments in Peru increased 7% and 8%, respectively, compared to the prior-year period, driven by strong intake cycles during the 2022 period. New enrollments in Mexico were up 16% compared to the prior-year period, and total enrollment in Mexico was up 12%, driven by strong primary and secondary intake cycles during the 2022 period.

For the nine months ended September 30, 2022, revenue on a reported basis was $895.9 million, an increase of $105.9 million, or 13%, compared to the nine months ended September 30, 2021. On an organic constant currency basis, revenue increased 13%. Operating income for the nine months ended September 30, 2022 was $192.0 million, compared to $6.4 million for the nine months ended September 30, 2021, which was net of impairment charges of $67.2 million. Net income for the nine months ended September 30, 2022 was $29.9 million, compared to net income (including Discontinued Operations) of $166.0 million for the nine months ended September 30, 2021, which was mainly attributable to the gain on sale of Walden University, partially offset by the loss on debt extinguishment. Basic and diluted earnings per share for the nine months ended September 30, 2022 were $0.17.

Adjusted EBITDA for the nine months ended September 30, 2022 was $244.1 million, compared to Adjusted EBITDA of $192.7 million for the nine months ended September 30, 2021, an increase of $51.4 million.

Balance Sheet and Capital Structure

Laureate has a strong financial position with significant liquidity. As of September 30, 2022, Laureate had $319.0 million of cash and gross debt of $127.2 million. Accordingly, total cash, net of debt, was $191.9 million as of September 30, 2022.

On October 12, 2022, Laureate paid a special cash distribution of approximately $137 million ($0.83/share), and on November 17, 2022, Laureate will be paying a special cash dividend of approximately $112 million ($0.68/share).

As of September 30, 2022, Laureate had 164.6 million total shares outstanding.

Outlook for Fiscal 2022

Laureate is updating its full-year 2022 guidance to reflect an improved outlook.

Based on the current foreign exchange spot rates2, Laureate currently expects its full-year 2022 results to be as follows:

•Total enrollments are now expected to be in the range of 420,000 to 423,000 students, reflecting growth of 9% on an organic basis versus 2021;
•Revenues are now expected to be in the range of $1,223 million to $1,231 million, reflecting growth of 13% on an as-reported basis and 12% on an organic constant currency basis versus 2021; and
•Adjusted EBITDA is now expected to be in the range of $331 million to $337 million, reflecting growth of 31%-33% on an as-reported basis and 23%-25% on an organic constant currency basis versus 2021.

Reconciliations of forward-looking non-GAAP measures, specifically the 2022 Adjusted EBITDA outlook, to the relevant forward-looking GAAP measures are not being provided, as Laureate does not currently have sufficient data to accurately estimate the variables and individual adjustments for such outlooks and reconciliations. Due to this uncertainty, the Company cannot reconcile projected Adjusted EBITDA to projected net income without unreasonable effort.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

Conference Call

Laureate will host an earnings conference call today at 8:30 am ET. Interested parties are invited to listen to the earnings call by registering at https://bit.ly/LAURQ32022 to receive dial in information. The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s website at www.laureate.net.

2 Based on actual FX rates for January-October 2022, and current spot FX rates (local currency per U.S. Dollar) of MXN 20.01 and PEN 3.98 for November 2022 - December 2022. FX impact may change based on fluctuations in currency rates in future periods.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. All statements we make relating to (i) guidance (including, but not limited to, total enrollments, revenues, and Adjusted EBITDA), (ii) our current growth strategy and other future plans, strategies or transactions that may be identified, explored or implemented and any litigation or dispute resulting from any completed transaction, (iii) any anticipated share repurchases or cash distributions and (iv) the potential impact of the COVID-19 pandemic on our business or the global economy as a whole are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, including with respect to our current growth strategy and the impact of any completed divestiture or separation transaction on our remaining businesses. Accordingly, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on February 24, 2022. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Laureate provides the non-GAAP measurements of Adjusted EBITDA and total cash, net of debt (or net cash). We have included these non-GAAP measurements because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans.

Adjusted EBITDA consists of income (loss) from continuing operations, adjusted for the items included in the accompanying reconciliation. The exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Total cash, net of debt (or net cash) consists total cash and cash equivalents, less total gross debt. Net cash provides a useful indicator about Laureate’s leverage and liquidity.

Laureate’s calculations of Adjusted EBITDA and total cash, net of debt (or net cash) are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results. Adjusted EBITDA is reconciled from the GAAP measure in the attached table “Non-GAAP Reconciliation.”

We evaluate our results of operations on both an as reported and an organic constant currency basis. The organic constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates, acquisitions and divestitures, and other items. We believe that providing organic constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate organic constant currency amounts using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period, and then exclude the impact of acquisitions and divestitures and other items described in the accompanying presentation.

About Laureate Education, Inc.

Laureate Education, Inc. operates five higher education institutions across Mexico and Peru, enrolling more than 400,000 students in high-quality undergraduate, graduate, and specialized degree programs through campus-based and online learning. Our universities have a deep commitment to academic quality and innovation, strive for market-leading employability outcomes, and work to make higher education more accessible. At Laureate, we know that when our students succeed, countries prosper, and societies benefit. Learn more at laureate.net.

Key Metrics and Financial Tables
(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment

	New Enrollments			Total Enrollments
	YTD 3Q 2022	YTD 3Q 2021	Change	As of 09/30/2022	As of 09/30/2021	Change
Mexico	133,700	115,200	16%	228,000	203,000	12%
Peru	79,100	73,800	7%	202,900	187,200	8%
Laureate	212,800	189,000	13%	430,900	390,200	10%

Consolidated Statements of Operations

	For the three months ended September 30,			For the nine months ended September 30,
IN MILLIONS	2022	2021	Change	2022	2021	Change
Revenues	$301.0	$267.7	$33.3	$895.9	$790.0	$105.9
Costs and expenses:
Direct costs	229.4	182.0	47.4	655.1	577.1	78.0
General and administrative expenses	15.3	47.3	(32.0)	48.8	139.3	(90.5)
Loss on impairment of assets	—	3.3	(3.3)	0.1	67.2	(67.1)
Operating income	56.3	35.1	21.2	192.0	6.4	185.6
Interest income	2.0	1.3	0.7	5.6	2.5	3.1
Interest expense	(3.7)	(3.7)	—	(11.6)	(40.8)	29.2
Loss on debt extinguishment	—	—	—	—	(77.9)	77.9
Loss on derivatives	—	—	—	—	(24.5)	24.5
Other income (expense), net	1.4	—	1.4	0.4	(0.1)	0.5
Foreign currency exchange gain (loss), net	15.1	6.1	9.0	(2.9)	18.7	(21.6)
(Loss) gain on disposal of subsidiaries, net	—	(0.9)	0.9	1.5	(0.9)	2.4
Income (loss) from continuing operations before income taxes and equity in net income of affiliates	71.1	37.7	33.4	185.0	(116.6)	301.6
Income tax expense	(39.3)	(48.1)	8.8	(159.2)	(174.2)	15.0
Equity in net income of affiliates, net of tax	—	—	—	0.1	—	0.1
Income (loss) from continuing operations	31.9	(10.4)	42.3	25.9	(290.8)	316.7
(Loss) income from discontinued operations, net of tax	(0.8)	370.5	(371.3)	4.1	456.8	(452.7)
Net income	31.0	360.1	(329.1)	29.9	166.0	(136.1)
Net income attributable to noncontrolling interests	0.1	0.3	(0.2)	0.4	0.5	(0.1)
Net income attributable to Laureate Education, Inc.	$31.1	$360.4	$(329.3)	$30.3	$166.5	$(136.2)

Accretion of redeemable noncontrolling interests and equity	$—	$—	$—	$—	$(0.1)	$0.1
Net income available to common stockholders	$31.1	$360.4	$(329.3)	$30.3	$166.4	$(136.1)

Basic and diluted earnings (loss) per share:
Basic weighted average shares outstanding	164.6	185.6	(21.0)	169.9	192.5	(22.6)
Diluted weighted average shares outstanding	165.0	185.6	(20.6)	170.4	192.5	(22.1)
Basic and diluted earnings per share	$0.19	$1.94	$(1.75)	$0.17	$0.86	$(0.69)

Revenue and Adjusted EBITDA by segment

IN MILLIONS
			% Change		$ Variance Components
For the three months ended September 30,	2022	2021	Reported	Organic Constant Currency(1)	Total	Organic Constant Currency	Other	Acq/Div.	FX
Revenues
Mexico	$147.8	$131.3	13%	14%	$16.5	$18.1	$—	$—	$(1.6)
Peru	152.5	133.1	15%	10%	19.4	12.7	—	—	6.7
Corporate & Eliminations	0.7	3.3	(79)%	(79)%	(2.6)	(2.6)	—	—	—
Total Revenues	$301.0	$267.7	12%	11%	$33.3	$28.2	$—	$—	$5.1

Adjusted EBITDA
Mexico	$23.4	$27.0	(13)%	(11)%	$(3.6)	$(3.1)	$(0.3)	$—	$(0.2)
Peru	61.2	70.8	(14)%	(18)%	(9.6)	(12.7)	—	—	3.1
Corporate & Eliminations	(11.9)	(22.0)	46%	46%	10.1	10.1	—	—	—
Total Adjusted EBITDA	$72.8	$75.9	(4)%	(8)%	$(3.1)	$(5.7)	$(0.3)	$—	$2.9

			% Change		$ Variance Components
For the nine months ended September 30,	2022	2021	Reported	Organic Constant Currency(1)	Total	Organic Constant Currency	Other	Acq/Div.	FX
Revenues
Mexico	$435.0	$390.9	11%	12%	$44.1	$46.1	$—	$—	$(2.0)
Peru	457.1	392.3	17%	15%	64.8	57.1	—	—	7.7
Corporate & Eliminations	3.8	6.8	(44)%	(44)%	(3.0)	(3.0)	—	—	—
Total Revenues	$895.9	$790.0	13%	13%	$105.9	$100.2	$—	$—	$5.7

Adjusted EBITDA
Mexico	$79.8	$61.5	30%	8%	$18.3	$4.9	$13.0	$—	$0.4
Peru	201.4	196.0	3%	—%	5.4	0.1	—	—	5.3
Corporate & Eliminations	(37.2)	(64.9)	43%	43%	27.7	27.7	—	—	—
Total Adjusted EBITDA	$244.1	$192.7	27%	17%	$51.4	$32.7	$13.0	$—	$5.7
(1) Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items. Other items include the impact of acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets. Organic Constant Currency is calculated using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period. The “Organic Constant Currency” % changes are calculated by dividing the Organic Constant Currency amounts by the 2021 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

Consolidated Balance Sheets

IN MILLIONS	September 30, 2022	December 31, 2021	Change
Assets
Cash and cash equivalents	$319.0	$324.8	$(5.8)
Receivables (current), net	75.2	152.0	(76.8)
Other current assets	61.6	67.5	(5.9)
Property and equipment, net	486.3	499.5	(13.2)
Operating lease right-of-use assets, net	365.5	384.3	(18.8)
Goodwill and other intangible assets	697.7	689.6	8.1
Deferred income taxes	47.5	38.7	8.8
Other long-term assets	45.9	48.6	(2.7)
Long-term assets held for sale	—	6.2	(6.2)
Total assets	$2,098.8	$2,211.3	$(112.5)

Liabilities and stockholders' equity
Accounts payable and accrued expenses	$171.3	$182.9	$(11.6)
Deferred revenue and student deposits	74.3	44.0	30.3
Total operating leases, including current portion	384.5	415.3	(30.8)
Total long-term debt, including current portion	124.8	153.7	(28.9)
Special cash distribution payable	140.0	6.9	133.1
Other liabilities	333.7	256.5	77.2
Current and long-term liabilities held for sale	—	10.8	(10.8)
Total liabilities	1,228.5	1,070.0	158.5
Redeemable equity	1.4	1.7	(0.3)
Total stockholders' equity	868.9	1,139.6	(270.7)
Total liabilities and stockholders' equity	$2,098.8	$2,211.3	$(112.5)

Consolidated Statements of Cash Flows

	For the nine months ended September 30,
IN MILLIONS	2022	2021	Change
Cash flows from operating activities
Net income	$29.9	$166.0	$(136.1)
Depreciation and amortization	43.6	75.6	(32.0)
Loss on impairment of assets	0.1	68.4	(68.3)
Gain on sales and disposal of subsidiaries and property and equipment, net	(5.8)	(625.5)	619.7
Loss on derivative instruments	—	24.5	(24.5)
Loss on debt extinguishment	—	78.0	(78.0)
Deferred income taxes	8.2	267.6	(259.4)
Unrealized foreign currency exchange gain	(2.2)	(11.2)	9.0
Income tax receivable/payable, net	53.6	63.2	(9.6)
Working capital, excluding tax accounts	(17.8)	(131.1)	113.3
Other non-cash adjustments	45.0	78.7	(33.7)
Net cash provided by operating activities	154.7	54.0	100.7
Cash flows from investing activities
Purchase of property and equipment	(16.8)	(27.6)	10.8
Expenditures for deferred costs	(0.4)	(5.4)	5.0
Receipts from sales of discontinued operations, net of cash sold, and property and equipment	83.4	2,137.7	(2,054.3)
Payments on derivatives related to sale of discontinued operations	—	(50.3)	50.3
Net cash provided by investing activities	66.3	2,054.4	(1,988.1)
Cash flows from financing activities
Decrease in long-term debt, net	(35.2)	(886.7)	851.5
Payments to repurchase common stock	(207.2)	(364.3)	157.1
Payments of call premiums and debt issuance costs	—	(33.0)	33.0
Financing other, net	5.9	(0.6)	6.5
Net cash used in financing activities	(236.5)	(1,284.5)	1,048.0
Effects of exchange rate changes on Cash and cash equivalents and Restricted cash	6.4	(14.4)	20.8
Change in cash included in current assets held for sale	—	285.0	(285.0)
Net change in Cash and cash equivalents and Restricted cash	(9.1)	1,094.6	(1,103.7)
Cash and cash equivalents and Restricted cash at beginning of period	345.6	867.3	(521.7)
Cash and cash equivalents and Restricted cash at end of period	$336.5	$1,961.9	$(1,625.4)
Liquidity (including Undrawn Revolver)	$729.0	$2,265.1	$(1,536.1)

Non-GAAP Reconciliation

The following table reconciles Income (loss) from continuing operations to Adjusted EBITDA:

	For the three months ended September 30,			For the nine months ended September 30,
IN MILLIONS	2022	2021	Change	2022	2021	Change
Income (loss) from continuing operations	$31.9	$(10.4)	$42.3	$25.9	$(290.8)	$316.7
Plus:
Equity in net income of affiliates, net of tax	—	—	—	(0.1)	—	(0.1)
Income tax expense	39.3	48.1	(8.8)	159.2	174.2	(15.0)
Income (loss) from continuing operations before income taxes and equity in net income of affiliates	71.1	37.7	33.4	185.0	(116.6)	301.6
Plus:
Loss (gain) on disposal of subsidiaries, net	—	0.9	(0.9)	(1.5)	0.9	(2.4)
Foreign currency exchange (gain) loss, net	(15.1)	(6.1)	(9.0)	2.9	(18.7)	21.6
Other (income) expense, net	(1.4)	—	(1.4)	(0.4)	0.1	(0.5)
Loss on derivatives	—	—	—	—	24.5	(24.5)
Loss on debt extinguishment	—	—	—	—	77.9	(77.9)
Interest expense	3.7	3.7	—	11.6	40.8	(29.2)
Interest income	(2.0)	(1.3)	(0.7)	(5.6)	(2.5)	(3.1)
Operating income	56.3	35.1	21.2	192.0	6.4	185.6
Plus:
Depreciation and amortization	14.5	25.9	(11.4)	43.6	75.6	(32.0)
EBITDA	70.8	61.0	9.8	235.6	82.0	153.6
Plus:
Share-based compensation expense (2)	1.8	2.0	(0.2)	7.0	6.0	1.0
Loss on impairment of assets (3)	—	3.3	(3.3)	0.1	67.2	(67.1)
EiP implementation expenses (4)	0.2	9.6	(9.4)	1.3	37.5	(36.2)
Adjusted EBITDA	$72.8	$75.9	$(3.1)	$244.1	$192.7	$51.4
(2) Represents non-cash, share-based compensation expense pursuant to the provisions of ASC Topic 718, "Stock Compensation."
(3) Represents non-cash charges related to impairments of long-lived assets.
(4) Excellence-in-Process (EiP) implementation expenses are related to our enterprise-wide initiative to optimize and standardize Laureate’s processes, creating vertical integration of procurement, information technology, finance, accounting and human resources. It included the establishment of regional shared services organizations (SSOs), as well as improvements to the Company's system of internal controls over financial reporting. The EiP initiative also included other back- and mid-office areas, as well as certain student-facing activities, expenses associated with streamlining the organizational structure, an enterprise-wide program aimed at revenue growth, and certain non-recurring costs incurred in connection with the dispositions. The EiP initiative was completed as of December 31, 2021, except for certain EiP expenses related to the run out of programs that began in prior periods.

Investor Relations Contact:
ir@laureate.net

Media Contacts:

Laureate Education
Adam Smith
adam.smith@laureate.net
U.S.: +1 (443) 255 0724
Source: Laureate Education, Inc.